Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter 2015 Financial Results

•	7.4 megawatts of orders closed in the first quarter of 2015

•	$112 million of Cash and Restricted Cash

•	Fuel cell project placed into a yieldco

•	Carbon capture solution meeting cost and effectiveness targets

DANBURY, CT – March 10, 2015 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported financial results for its first quarter ended January 31, 2015.

Financial Results

FuelCell Energy (the Company) reported total revenues for the first quarter of 2015 of $41.7 million compared to $44.4 million for the comparable prior year period. Revenue components include:

•	Product sales of $33.4 million for the current period compared to $34.5 million for the comparable prior year period

•	Service agreements and license revenues of $3.9 million for the current period compared to $5.0 million for the comparable prior year period

•	Advanced technologies contract revenues of $4.4 million for the current period compared to $5.0 million for the comparable prior year period

The gross profit generated in the first quarter of 2015 totaled $4.0 million and the gross margin for the period was 9.6 percent, compared to gross profit of $2.2 million and gross margin of 4.9 percent for the first quarter of 2014. The year-over year margin improvement reflects cost reduction actions and sales mix. Operating expenses for the current period totaled $9.1 million compared to $9.8 million for the prior year period. Administrative and selling expenses increased year-over-year from expanding proposal and development activity associated with the growing project pipeline, but were more than offset by lower research and development expenses. Net loss attributable to common shareholders for the first quarter of 2015 totaled $4.9 million, or $0.02 per basic and diluted share, compared to $11.4 million or $0.06 per basic and diluted share for the first quarter of 2014.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2015 totaled ($4.1) million. Refer to the discussion of Non-GAAP financial measures below regarding the Company’s calculation of EBITDA. Net cash used by operating activities in the first quarter of 2015 was $2.3 million. Capital spending was $1.6 million and depreciation expense was $1.0 million.

Revenue Backlog

Total backlog was $337.0 million at January 31, 2015 compared to $326.9 million at January 31, 2014.

•	Product sales backlog totaled $109.0 million at January 31, 2015 compared to $144.6 million at January 31, 2014

•	Service backlog totaled $207.5 million at January 31, 2015 compared to $164.9 million at January 31, 2014

•	Advanced technologies contracts backlog totaled $20.5 million at January 31, 2015 compared to $17.4 million at January 31, 2014

FUELCELL ENERGY FIRST QUARTER 2015 RESULTS	PAGE 2

Liquidity and Capital Resources

Liquidity totaled $155.0 million at January 31, 2015, including:

•	$111.9 million of Cash and Restricted Cash

•	$3.1 million of borrowing availability under the JPMorgan revolver

•	$40.0 million of borrowing availability under the NRG Energy revolving financing facility

Business Highlights

•	3.4 megawatt utility gas let-down station order closed with UIL Holdings (NYSE: UIL) during first quarter of 2015

•	4.0 megawatts of fuel cell modules ordered by South Korean partner POSCO Energy during first quarter and 3.1 megawatts shipped and revenue recognized

•	8.4 megawatts of fuel cell kits under pre-existing multi-year contract shipped to POSCO Energy during first quarter

•	Progressing with development of numerous multi-megawatt fuel cell parks

•	1.4 megawatt university project placed into NRG Yield (NYSE: NYLD)

•	Greater than 95 percent availability reported for first year operating performance of 15 megawatt Dominion Bridgeport fuel cell park

•	Five separate North American projects currently being installed in excess of 11 megawatts

•	On-balance sheet hospital project in California progressing towards commissioning and expected sale and revenue recognition in late fiscal 2015

•	Carbon capture performance milestones reached with up to 90 percent capture at a cost per ton below U.S. Department of Energy target, and added benefit of destroying smog producing nitrogen oxide (NOx)

“The gross margin nearly doubled this quarter compared to the prior year period on lower revenue, as we align the operating model of the business with market opportunities, including cost reductions, production efficiency improvements, and enhancing the profitability profile of the Services and Advanced Technology groups ,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “We remain focused on top-line revenue growth with projects progressing in our utility and on-site markets, as well as measurable progress being made with commercializing both our carbon capture and distributed hydrogen solutions.”

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy

FUELCELL ENERGY FIRST QUARTER 2015 RESULTS	PAGE 3

prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze the business.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is an alternate measure of cash utilization. The table below calculates Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss attributable to FuelCell Energy, Inc.

	Three Months Ended January 31,
(Amounts in thousands)	2015	2014
Net loss attributable to FuelCell Energy, Inc.	$(4,066)	$(10,604)
Depreciation	963	1,068
Provision for income taxes	40	110
Other income (expense), net (1)	(1,680)	1,774
Interest expense	664	1,361

EBITDA	$(4,079)	$(6,291)

(1)	Other income (expense), net includes gains and losses from transactions denominated in foreign currencies, fair value changes in embedded derivatives, and other items incurred periodically which are not the result of the Company’s normal business operations such as the impact from the conversion of the Senior Unsecured Convertible notes or receipt of research and development tax credits.

EBITDA is a non-GAAP measure of financial performance and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities.

The Company also calculates net loss and earnings per share which exclude non-recurring items in order to measure operating periodic performance. This is described in more detail in the Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations following the Financial Statements.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than three billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

See us on YouTube

FUELCELL ENERGY FIRST QUARTER 2015 RESULTS	PAGE 4

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on March 11, 2015 to discuss the first quarter 2015 results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘Events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants can dial 678-809-1045

•	The passcode is ‘FuelCell Energy’

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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FUELCELL ENERGY FIRST QUARTER 2015 RESULTS	PAGE 5

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2015	October 31, 2014
ASSETS
Current assets:
Cash and cash equivalents - unrestricted	$84,664	$83,710
Restricted cash and cash equivalents – short-term	5,625	5,523
Accounts receivable, net	60,628	64,375
Inventories, net	56,620	55,895
Project assets	5,712	784
Other current assets	9,880	7,528

Total current assets	223,129	217,815
Restricted cash and cash equivalents – long-term	21,642	19,600
Property, plant and equipment, net	26,589	25,825
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets, net	3,634	3,729

Total assets	$288,661	$280,636

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,484	$1,439
Accounts payable	22,501	22,969
Accrued liabilities	11,779	12,066
Deferred revenue	42,859	37,626
Preferred stock obligation of subsidiary	849	961

Total current liabilities	79,472	75,061
Long-term deferred revenue	22,190	20,705
Long-term preferred stock obligation of subsidiary	11,857	13,197
Long-term debt and other liabilities	13,273	13,367

Total liabilities	126,792	122,330

Redeemable preferred stock (liquidation preference of $64,020 at January 31, 2015 and October 31, 2014)	59,857	59,857
Total Equity:
Shareholders’ equity
Common stock ($.0001 par value; 400,000,000 shares authorized at January 31, 2015 and October 31, 2014; 291,990,254 and 287,160,003 shares issued and outstanding at January 31, 2015 and October 31, 2014, respectively)	29	29
Additional paid-in capital	917,436	909,431
Accumulated deficit	(813,380)	(809,314)
Accumulated other comprehensive loss	(447)	(159)
Treasury stock, Common, at cost (41,357 and 45,550 shares at January 31, 2015 and October 31, 2014, respectively)	(56)	(95)
Deferred compensation	56	95

Total shareholders’ equity	103,638	99,987
Noncontrolling interest in subsidiaries	(1,626)	(1,538)

Total equity	102,012	98,449

Total liabilities and equity	$288,661	$280,636

FUELCELL ENERGY FIRST QUARTER 2015 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2015	2014
Revenues:
Product sales	$33,418	$34,460
Service agreements and license revenues	3,871	4,960
Advanced technologies contract revenues	4,381	5,014

Total revenues	41,670	44,434

Costs of revenues:
Cost of product sales	30,348	33,028
Cost of service agreements and license revenues	3,568	4,157
Cost of advanced technologies contract revenues	3,740	5,050

Total cost of revenues	37,656	42,235

Gross profit	4,014	2,199
Operating expenses:
Administrative and selling expenses	5,640	4,854
Research and development expenses	3,504	4,915

Total operating expenses	9,144	9,769

Loss from operations	(5,130)	(7,570)
Interest expense	(664)	(1,361)
Other income (expense), net	1,680	(1,774)

Loss before provision for income taxes	(4,114)	(10,705)
Provision for income taxes	(40)	(110)

Net loss	(4,154)	(10,815)
Net loss attributable to noncontrolling interest	88	211

Net loss attributable to FuelCell Energy, Inc.	(4,066)	(10,604)
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(4,866)	$(11,404)

Loss per share basic and diluted
Basic	$(0.02)	$(0.06)
Diluted	$(0.02)	$(0.06)
Weighted average shares outstanding
Basic	285,584,931	200,637,819
Diluted	285,584,931	200,637,819

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2015			2014
	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted
Loss before provision for income taxes	$(4,114)	$—	$(4,114)	$(10,705)	$2,443	(1)	$(8,262)
Net loss	$(4,154)	$—	$(4,154)	$(10,815)	$2,443		$(8,372)
Net loss to common shareholders	$(4,866)	$—	$(4,866)	$(11,404)	$2,443		$(8,961)
Net loss per share to common shareholders
Basic	$(0.02)		$(0.02)	$(0.06)			$(0.04)
Diluted	$(0.02)		$(0.02)	$(0.06)			$(0.04)

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three Months Ended January 31, 2015 and 2014

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1) Adjustment for the three months ended January 31, 2014 represents expense associated with the conversion of $15.0 million of the $38.0 million Senior Unsecured Convertible notes offset by a favorable impact from the fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes in accordance with Accounting Standards Codification (ASC) 815 – Derivatives and Hedging.